Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS FIRST QUARTER 2014 RESULTS
Revenue of $32.2 Million
Maintains 2014 Revenue Guidance

PLEASANTON, CA - May 1, 2014 - Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today reported results for the first quarter ended March 31, 2014.

First Quarter Highlights

•	Revenue of $32.2 million compared to $30.9 million in Q1 2013

•	Adjusted EBITDA of $6.0 million compared to $10.0 million in Q1 2013

•	94,971 active Encompass® users as of March 31, 2014, up 18% year over year

•	67,416 active SaaS Encompass users as of March 31, 2014, up 40% year over year

“Our first quarter results were a strong start to the year with better than expected revenue and profits,” said Sig Anderman, CEO of Ellie Mae. “Our performance continues to be driven by lenders embracing our comprehensive on-demand solutions to meet the ever increasing needs for regulatory compliance and operational efficiency.”

“We have strong business momentum and a robust sales pipeline. So despite the recent forecasts of further declines in mortgage origination volume this year, we are maintaining our revenue guidance for the full year,” continued Mr. Anderman. “However, following the outage we experienced on March 31, we incurred forensic and consulting fees, and have decided to accelerate our investments to bolster our infrastructure and enhance our system capacity, reliability and security. With the additional expenses anticipated in the second quarter and for the remainder of the year, we are lowering our GAAP and non-GAAP earnings guidance for the year.”

“Serving our customers and providing them with the functionality, reliability and scalability they need to run their businesses are top priorities for the Company. At the same time, we remain intently focused on driving top-line growth and delivering profitability even with the increased levels of investments,” concluded Mr. Anderman.

Financial Results
Total revenue for the first quarter of 2014 increased 4% to $32.2 million, compared to $30.9 million in the first quarter of 2013. Net income for the first quarter of 2014 was $0.8 million, or $0.03 per diluted share, compared to net income of $3.9 million, or $0.14 per diluted share, in the first quarter of 2013. The Company’s announced strategy of continuing to invest in the resources necessary to enhance our

Exhibit 99.1

software and services offerings and to further extend our market share led to reduced gross profit and increased operating expenses.

On a non-GAAP basis, adjusted net income for the first quarter of 2014 was $4.6 million, or $0.16 per diluted share, compared to $7.6 million, or $0.27 per diluted share, in the first quarter of 2013. Adjusted EBITDA for the first quarter of 2014 was $6.0 million, compared to $10.0 million for the first quarter of 2013.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics:

•	The total number of active Encompass users increased 18% year over year to 94,971;

•	The total number of active users of the SaaS version of Encompass increased 40% year over year to 67,416, or 71% of all active Encompass users;

•	Contracted SaaS users, the total number of SaaS seats under contract with us, increased 44% year over year to 99,089;

•	Total SaaS Encompass revenues increased 16% year over year to $19.1 million, representing 59% of total revenue for the quarter;

•
Revenue per average active Encompass user decreased 13% year over year to $343, reflecting both the drop in mortgage volume for the quarter and the increase in new active users during the past three quarters;

•	Contracted revenue increased to 70% of total revenue, or $22.5 million in the first quarter, up from 51%, or $15.8 million in the prior year’s first quarter; and

•
On-demand revenue increased 8% year over year to $30.1 million, comprising approximately 94% of total revenues for the quarter compared to on-premise revenue which decreased to $2.0 million, or approximately 6% of total revenues for the quarter.

Second Quarter and Fiscal Year 2014 Financial Outlook
The April 2014 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2014 mortgage origination volume is approximately $1.2 trillion, which represents a 37% decrease from estimated mortgage volume in 2013. These organizations publish monthly updates of their annual and quarterly forecasts. The April 2014 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2014	$264	$335	$311	$259	$1,169

Exhibit 99.1

The April composite forecast reflects a decline in 2014 origination volume from the forecast of $1.26 trillion as of February 13, 2014 when we issued our first quarter guidance. Today’s guidance reflects the most current volume forecasts available, and we estimate that presently approximately 30% to 40% of our revenue has some sensitivity to volume.

For the second quarter of 2014, revenue is expected to be in the range of $36.0 million to $37.0 million. Net income is expected to be in the range of $0.4 million to $0.8 million, or $0.01 to $0.03 per diluted share. Adjusted net income is expected to be in the range of $5.7 million to $6.4 million, or $0.20 to $0.22 per diluted share. Adjusted EBITDA is expected to be in the range of $7.4 million to $8.3 million.

For the full fiscal year 2014, revenue is expected to continue to be in the range of $150.0 million to $153.5 million. Net income is expected to be in the range of $8.8 million to $9.5 million, or $0.30 to $0.32 per diluted share, down from the previously provided range of $11.8 million to $12.5 million, or $0.40 to $0.42 per diluted share. Adjusted net income is expected to be in the range of $28.9 million to $30.2 million, or $0.98 to $1.01 per diluted share, down from the previously provided range of $31.9 million to $33.2 million, or $1.08 to $1.11 per diluted share. Adjusted EBITDA is expected to be in the range of $40.5 million to $42.2 million, down from the previously provided range of $45.8 million to $47.5 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of other intangible assets and non-cash, stock-based compensation expense. EBITDA consists of net income plus depreciation, amortization of other intangible assets, other income, net and income tax provision. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire

Exhibit 99.1

consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company’s profitability or liquidity. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its first quarter results today, May 1, 2014, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-941-4775 or 480-629-9761 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through May 15, 2014 by dialing 800-406-7325 or 303-590-3030 and entering access code 4679723.

About Ellie Mae
Ellie Mae (NYSE: ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s end-to-end Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency. Visit EllieMae.com or call 877.355.4362 to learn more.
© 2014 Ellie Mae, Inc. Ellie Mae®, Encompass®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding our ability to strengthen our infrastructure and enhance our system capacity, reliability and security, growth opportunities, projected revenue, net income, adjusted EBITDA and adjusted net income for the second quarter and fiscal year 2014, as well as discussions regarding potential increases in investment in growth initiatives, further enhancement of the Company’s capabilities. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential

Exhibit 99.1

mortgage volume in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$26,423	$33,462
Short-term investments	48,833	46,325
Accounts receivable, net of allowances for doubtful accounts of $143 and $81 as of March 31, 2014 and December 31, 2013, respectively	13,707	12,024
Prepaid expenses and other current assets	6,841	6,473
Total current assets	95,804	98,284
Property and equipment, net	15,545	12,751
Long-term investments	58,018	56,285
Other intangible assets, net	8,196	5,089
Goodwill	52,460	51,051
Deposits and other assets	5,037	5,112
Total assets	$235,060	$228,572
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,405	$3,783
Accrued and other current liabilities	9,206	10,224
Acquisition holdback, net of discount	1,979	1,965
Deferred revenue	4,732	4,752
Total current liabilities	19,322	20,724
Leases payable, net of current portion	518	175
Other long-term liabilities	1,234	777
Total liabilities	21,074	21,676

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 27,946,818 and 27,624,025 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	3	3
Additional paid-in capital	218,354	212,043
Accumulated other comprehensive loss	(37)	(34)
Accumulated deficit	(4,334)	(5,116)
Total stockholders’ equity	213,986	206,896
Total liabilities and stockholders’ equity	$235,060	$228,572

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2014	2013
Revenues	$32,178	$30,855
Cost of revenues	9,200	7,611
Gross profit	22,978	23,244
Operating expenses:
Sales and marketing	6,095	4,903
Research and development	6,815	5,548
General and administrative	8,993	7,586
Total operating expenses	21,903	18,037
Income from operations	1,075	5,207
Other income, net	100	121
Income before income taxes	1,175	5,328
Income tax provision	393	1,415
Net income	$782	$3,913
Net income per share of common stock:
Basic	$0.03	$0.15
Diluted	$0.03	$0.14
Weighted average common shares used in computing net income per share of common stock:
Basic	27,339,394	26,166,290
Diluted	29,070,130	27,962,156

Net income	$782	$3,913
Other comprehensive income, net of taxes:
Unrealized loss on investments	(3)	(95)
Comprehensive income	$779	$3,818

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$782	$3,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,157	1,095
Provision for uncollectible accounts receivable	64	(12)
Amortization of other intangible assets	505	361
Amortization of discount related to acquisition holdback	14	35
Stock-based compensation	3,310	3,373
Excess tax benefit from exercise of stock options	(373)	(249)
Deferred income taxes	—	(287)
Amortization of investment premium	352	319
Changes in operating assets and liabilities:
Accounts receivable	(1,747)	102
Prepaid expenses and other current assets	(602)	(493)
Deposits and other assets	76	(251)
Accounts payable	(562)	671
Accrued, other current and other liabilities	(830)	1,025
Deferred revenue	(23)	(382)
Net cash provided by operating activities	2,123	9,220
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(2,548)	(1,349)
Purchases of investments	(21,346)	(31,683)
Maturities of investments	16,750	3,996
Acquisitions	(4,500)	—
Net cash used in investing activities	(11,644)	(29,036)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(464)	(2)
Proceeds from issuance of common stock under employee stock plans	2,613	1,371
Tax payments related to shares withheld for vested restricted stock units	(40)	—
Excess tax benefit from exercise of stock options	373	249
Net cash provided by financing activities	2,482	1,618
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,039)	(18,198)
CASH AND CASH EQUIVALENTS, Beginning of period	33,462	44,114
CASH AND CASH EQUIVALENTS, End of period	$26,423	$25,916
Supplemental disclosure of cash flow information:
Cash paid for interest	$24	$28
Cash paid for income taxes	$18	$64
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases not yet paid	$1,069	$381
Stock-based compensation capitalized to property and equipment	$54	$15
Acquisition of property and equipment under capital leases	$1,195	$317

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2014	2013
Net income	$782	$3,913
Depreciation	1,157	1,095
Amortization of other intangible assets	505	361
Other income, net	(100)	(121)
Income tax provision	393	1,415
EBITDA	2,737	6,663

Non-cash, stock-based compensation expenses	3,310	3,373
Adjusted EBITDA	$6,047	$10,036

Net income	$782	$3,913
Non-cash, stock-based compensation expenses	3,310	3,373
Amortization of other intangible assets	505	361
Adjusted net income	$4,597	$7,647

Shares used to compute non-GAAP net income per share
Basic	27,339,394	26,166,290
Diluted	29,070,130	27,962,156

Adjusted net income per share
Basic	$0.17	$0.29
Diluted	$0.16	$0.27

Net cash provided by operating activities	$2,123	$9,220
Acquisition of property and equipment	(2,548)	(1,349)
Free cash flow	$(425)	$7,871

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Second Quarter 2014 Projected Range		Fiscal 2014 Projected Range
Net Income	$400	$800	$8,800	$9,500

Depreciation	1,300	1,400	5,800	6,000
Amortization of intangible assets	500	600	2,100	2,200
Income tax provision/other	400	500	5,800	6,000
EBITDA	2,600	3,300	22,500	23,700

Non-cash, stock-based compensation expenses	4,800	5,000	18,000	18,500
Adjusted EBITDA	$7,400	$8,300	$40,500	$42,200

Net Income	$400	$800	$8,800	$9,500
Non-cash, stock-based compensation expenses	4,800	5,000	18,000	18,500
Amortization of intangible assets	500	600	2,100	2,200
Adjusted net income	$5,700	$6,400	$28,900	$30,200

Shares used to compute non-GAAP net income per share
Diluted	29,100,000	29,300,000	29,500,000	30,000,000

Projected net income per share
Diluted	$0.01	$0.03	$0.30	$0.32

Adjusted net income per share
Diluted	$0.20	$0.22	$0.98	$1.01